Exhibit 99.1

Media Contacts:	Doug Kline/Michael Clark	Analyst Contact:	Karen Sedgwick
	Sempra Energy		Sempra Energy
	(877) 866-2066		(877) 736-7727
www.sempra.com

SEMPRA ENERGY ANNOUNCES

THIRD-QUARTER EARNINGS

        SAN DIEGO, Oct. 25, 2001 -- Sempra Energy (NYSE: SRE) today reported earnings for the third quarter 2001 of $96 million, or $0.46 per diluted share, compared with $110 million, or $0.55 per diluted share, for the same period of 2000. The third-quarter 2001 results include a one-time, after-tax charge of $25 million, or $0.12 per diluted share, for the surrender of a natural gas distribution franchise in Nova Scotia.

        The third-quarter 2000 results reflected an after-tax charge of $30 million, or $0.15 per diluted share, at San Diego Gas & Electric (SDG&E) for a potential regulatory disallowance related to the acquisition of wholesale power in the deregulated California market.

        Excluding the charges, earnings for the third quarter 2001 were $121 million, or $0.58 per diluted share, compared with $140 million, or $0.70 per diluted share in the same quarter last year. For the first nine months of 2001, Sempra Energy's net income was $410 million, an increase of 23 percent over the $334 million earned in the same period last year.

        "Our integrated portfolio of businesses continues to grow ahead of plan, and we are well-positioned to deliver increased earnings going forward," said Stephen L. Baum, chairman, president and chief executive officer of Sempra Energy.

        Baum reaffirmed the company's earnings guidance for 2001 at $2.50 per share and, for 2002, at $2.65 per share.

-more-

        In the first nine months of 2001, the growth businesses outside of the two regulated California utilities contributed 30 percent of Sempra Energy's consolidated earnings, despite the $25 million charge in the third quarter.

        "As a result of the success of our growth businesses, we have set a new, higher goal -- to derive one-half of Sempra Energy's consolidated earnings from these businesses by 2004," said Baum.

        Sempra Energy plans to invest approximately $5 billion in these businesses from 2001 through 2006. The investment program for these growing companies is expected to increase earnings per share from $2.50 in 2001 to $4.00 by 2006, which represents an annual, compound growth rate of 10 percent.

        "We have the financial and intellectual capital to deliver on this goal," said Baum.

        Sempra Energy's revenues decreased to $1.6 billion in the third quarter, compared with $1.8 billion in the same period of 2000. The decrease was primarily due to lower gas and electricity revenues at the two California utilities, reflecting lower energy commodity prices.

Energy Delivery Services -- SoCalGas and SDG&E

        Net income for Southern California Gas Company (SoCalGas) in the third quarter 2001 was $57 million, up from $53 million in the same period of 2000. The increase was primarily due to the reduction of operating expenses as a percentage of related revenues.

        Net income for SDG&E for the third quarter 2001 was $43 million, compared with $15 million from the third quarter 2000. Third-quarter 2000 results reflected the after-tax charge of $30 million. Third-quarter 2001 earnings declined slightly as a result of reduced energy sales volumes due to mild weather and consumer-conservation efforts.

         Progress is being made toward final approval of the Memorandum of Understanding (MOU) that Sempra Energy and SDG&E signed with the state of California June 18, 2001. The agreement would resolve SDG&E's $750 million undercollection for power costs and settle several outstanding regulatory cases. On Oct. 4, the California Public Utilities Commission (CPUC) approved the component of the MOU that postponed the general rate cases for SDG&E and SoCalGas to 2004 from 2003. Several commissioners have indicated that the CPUC will address the remaining components of the MOU in November, and Baum said he is optimistic that the issue will be resolved soon.

-more-

Sempra Energy Trading

        Net income for Sempra Energy Trading for the third quarter 2001 was $31 million, compared with $45 million in the same period last year. The decrease was primarily due to lower operating profits in Europe and Asia. In North America, Sempra Energy Trading's profits rose more than 17 percent from the third quarter last year.

        In the third quarter 2001, Sempra Energy Trading's physical trading volumes of natural gas were 10.2 billion cubic feet per day (bcfd), up 26 percent from 8.1 bcfd in the same period last year. Trading volumes of crude oil and liquid products were 2.1 million barrels per day (mbd) in the quarter, up 5 percent from 2.0 mbd in the same period a year ago. The company traded 21.7 billion kilowatt-hours (kWh) of electricity in the United States and Europe, down 6 percent from 23.1 billion kWh in the third quarter 2000.

        Sempra Energy Trading provides trading and risk-management products and services to a growing roster of more than 800 wholesale and retail customers in North America, Europe and Asia. On a typical day, Sempra Energy Trading's physical and financial transactions can involve more than 50 bcf of natural gas.

Sempra Energy International

        Sempra Energy International, which develops utility operations in high-growth international markets, reported a net loss of $7 million in the third quarter 2001, compared with net income of $13 million in the same quarter a year ago. The decrease was due to the one-time after-tax charge of $25 million following the surrender of its natural gas distribution franchise in Nova Scotia. As announced Sept. 24, 2001, the company advised the Nova Scotia Utility and Review Board that it would surrender the franchise, since two years of construction delays and actions beyond the company's control had a substantial negative impact on the company's proposed plans.

        Excluding the charge, Sempra Energy International's third-quarter 2001 net income grew 38 percent to $18 million, due primarily to an increased ownership stake in the company's two Argentine gas distribution operations in October 2000.

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        Earlier this month, Sempra Energy and CMS Energy Corporation announced an agreement to jointly develop a major new liquefied natural gas receiving terminal in Baja California, Mexico. The approximately $500 million project will have a send-out capacity of about 1 bcf per day of natural gas and provide an additional source of supply for the high-demand markets of northwestern Mexico and Southern California.

Sempra Energy Resources

        Sempra Energy Resources, the wholesale power-generation subsidiary of Sempra Energy, reported a net loss of $9 million in the third quarter 2001, compared with net income of $14 million during the same period last year. The loss was due to the company's contractual sale of power to the California Department of Water Resources at a discount to market prices under a 10-year supply agreement. The discount ended Sept. 30, 2001, and Sempra Energy Resources expects the contract to be profitable in its later years.

        In all, Sempra Energy Resources has more than 6,000 megawatts of new generating capacity in operation or active development.

        "We are enthusiastic about Sempra Energy Resources' growth opportunities given its competitive advantages in building clean, efficient power plants in high-growth markets across North America," said Baum.

Retail Energy Services

        Sempra Energy's retail energy services sector reported a net loss in the third quarter 2001 of $7 million, compared with a loss of $5 million during the same period last year. The company's retail energy-marketing efforts are concentrated primarily in Sempra Energy Solutions, which expects to become profitable as early as next year, ahead of plan.

        During the third quarter 2001, Sempra Energy Solutions increased its revenues to $136 million from $117 million in the same quarter last year.

-more-

        The company announced that it opened a new office in Houston, one of five national offices now supporting Sempra Energy Solutions' overall focus on energy services outsourcing. Also during the quarter, Sempra Energy Solutions announced energy services contracts with three major universities: State University of New York, Stony Brook; the University of San Diego; and the University of Colorado Health Sciences Center. All three have selected Sempra Energy Solutions for multi-year, multi-million-dollar contracts that will allow the universities to increase their energy efficiency, reduce overhead costs and outsource energy-management functions. The company's diverse portfolio of institutional customers now includes seven universities nationwide.

Technology Ventures

        Sempra Energy's technology-related businesses, which include Sempra Communications, narrowed their losses in the third quarter 2001 to $1 million from $2 million last year.

        During the quarter, Sempra Fiber Links, a subsidiary of Sempra Communications, completed the first implementation of its proprietary technology that allows fiber-optic cable installation in live natural gas distribution lines. The new fiber line was installed in a portion of the service territory of Frontier Energy, a natural gas distribution utility in North Carolina that also is a subsidiary of Sempra Energy. The installation demonstrated the patented technology as a safe, quick, cost-effective solution to the "last mile" telecommunications problem, allowing providers to eliminate expensive and disruptive trenching of city streets.

Internet Broadcast

        Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. Eastern Daylight Time with Baum, Neal E. Schmale, executive vice president and chief financial officer, Frank H. Ault, senior vice president and controller, and Dennis V. Arriola, vice president of investor relations. Access is available by logging onto the Web site at www.sempra.com. For those unable to log onto the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (719) 457-0820 and entering passcode number 409411.

-more-

        Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with annualized 2001 revenues of about $9.4 billion. Through its eight principal subsidiaries -- Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International, Sempra Energy Resources, Sempra Communications and Sempra Energy Financial -- the Sempra Energy companies' 12,000 employees serve more than 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995.  When the company uses words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may,"  "would," "should" or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission; capital market conditions, inflation rates and interest rates; energy markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site,  www.sec.gov.

Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International, Sempra Energy Resources and Sempra Energy Financial are not the same companies as the utilities, SDG&E/SoCalGas, and are not regulated by the California Public Utilities Commission.

SEMPRA ENERGY
                                     TABLE A

CONSOLIDATED INCOME STATEMENT (Unaudited)

                                       Three Months Ended       Nine Months Ended
                                          September 30             September 30
                                       ------------------       ----------------
                                        2001        2000         2001      2000
                                       -----------------------------------------

In Millions of Dollars, Except Per Share Amounts

Revenues and Other Income
California utility revenues
  Natural Gas                         $  605      $  799      $ 3,598   $ 2,336
  Electric                               399         645        1,635     1,467
Other operating revenues                 623         362        1,711       955
Other income                              (5)         26           90        64
                                       ------------------       ----------------
        Total                          1,622       1,832        7,034     4,822

Expenses
Cost of natural gas distributed          171         382        2,230     1,088
Electric fuel and net purchased power    151         444          939       841
Operating expenses                       873         583        2,343     1,598
Depreciation and amortization            146         142          428       420
Franchise payments and other taxes        41          47          149       138
Preferred dividends/distributions by
   subsidiaries                            7           7           22        20
                                       ------------------       ----------------
        Total                          1,389       1,605        6,111     4,105
                                       ------------------       ----------------
Income Before Interest and Income Taxes  233         227          923       717
Interest expense                          80          67          260       216
                                       ------------------       ----------------
Income Before Income Taxes               153         160          663       501
Income taxes                              57          50          253       167
                                       ------------------       ----------------
Net Income                            $   96      $  110       $  410    $  334
                                       ------------------       ----------------

Wtd Avg Shares Outstanding (Basic)*    204,180   201,338      203,296   210,303
Wtd Avg Shares Outstanding (Diluted)*  206,586   201,497      205,123   210,405
Net Inc/Share of Common Stock (Basic)   $ 0.47    $ 0.55       $ 2.02    $ 1.59
Net Inc/Share of Common Stock (Diluted) $ 0.46    $ 0.55       $ 2.00    $ 1.59
Dividends Declared Per Common Share     $ 0.25    $ 0.25       $ 0.75    $ 0.75

*In thousands of shares

KEY CONSOLIDATED BALANCE SHEET STATISTICS (Unaudited)

                                                         September 30
                                                ----------------------------
In Millions of Dollars, Except Per Share Amounts      2001           2000
                                                -------------    -----------

Short-Term Debt                                   $    633       $    303
Current Portion of Long-Term Debt                      358            118
Long-Term Debt                                       3,583          3,300
                                                -------------    -----------
        Total Debt                                   4,574          3,721
Preferred Stock of Subsidiaries                        204            204
Mandatorily Redeemable Trust Preferred Securities      200            200
Common Equity                                        2,755          2,478
                                                -------------    -----------
        Total Capitalization                      $  7,733       $  6,603
                                                -------------    -----------

Debt to Total Capitalization                           59%            56%
Book Value per Share                              $  13.48       $  12.29
Cash and Cash Equivalents                         $    945       $    378

SEMPRA ENERGY
                                     TABLE B
BUSINESS UNIT EARNINGS (Unaudited)

                        Three Months Ended            Nine Months Ended
                          September 30                   September 30
                        -----------------             ----------------
                         2001       2000  Change       2001      2000   Change
                        ------------------------      ------------------------

Delivery Services:
   SDG&E              $    43    $    15  $ 28       $  132    $  107   $ 25
   SoCalGas                57         53     4          156       150      6
                        ------------------------      ------------------------
   Subtotal               100         68    32          288       257     31

Sempra Energy Global Enterprises:
  Energy Trading           31         45   (14)         186       102     84
  Resources                (9)        14   (23)         (14)       16    (30)
  International            (7)        13   (20)          11        24    (13)
  Retail Services          (7)        (5)   (2)           3       (17)    20
                        ------------------------      ------------------------
   Subtotal                 8         67   (59)         186       125     61

Technology Ventures        (1)        (2)    1           (3)       (5)     2
Financial                   7          8    (1)          20        23     (3)
Parent and Other          (18)       (31)   13          (81)      (66)   (15)
                        ------------------------      ------------------------
   Subtotal                (4)        42   (46)         122        77     45
                        ------------------------      ------------------------
   Total Net Income   $    96    $   110  $(14)      $  410    $  334   $ 76
                        ------------------------      ------------------------
Shares Outstanding
(diluted in thousands) 206,586   201,497            205,123   210,405
                        -----------------             ----------------

Net Income Per Diluted
Share of Common Stock  $  0.46   $  0.55 $(0.09)     $ 2.00    $ 1.59   $0.41
                        ------------------------      ------------------------

FINANCIAL HIGHLIGHTS (Unaudited)

                                        Three Months Ended   Nine Months Ended
                                          September 30          September 30
                                       -----------------------------------------
                                        2001       2000        2001        2000
                                       -----------------------------------------

Capital Expenditures (in millions)
   SoCalGas                           $  76      $   44       $ 190      $  130
   SDG&E                              $  68      $   77       $ 206      $  207
Authorized Return on Common Equity
   SoCalGas                              --          --       11.60%     11.60%
   SDG&E                                 --          --       10.60%     10.60%
Achieved Return on Common Equity
 (annualized)
   SoCalGas                              --          --       16.36%     15.17%
   SDG&E                                 --          --       15.64%     12.21%
   Sempra                                --          --       20.83%     16.30%

SEMPRA ENERGY                        TABLE C

OPERATING STATISTICS (Unaudited)

                                    Three Months Ended        Nine Months Ended
                                      September 30,             September 30,
                                    -------------------       -----------------
                                    2001           2000       2001         2000
                                    -------------------       -----------------

Delivery Services (California Utilities)

Revenues ($ Millions)
  SDG&E                                450         731        2,216       1,776
  SoCalGas (excludes
    intercompany sales)                554         713        3,017       2,027

Gas Sales (BCF)                         62          63          294         275
Transportation and Exchange (BCF)      213         247          584         550
                                    -------------------       -----------------
Total Deliveries (BCF)                 275         310          878         825
                                    -------------------       -----------------

Total Gas Customers (Thousands)                               5,842       5,770

Electric Sales (Millions of Kwhs)    4,327       4,484       12,809      11,952
Direct Access (Millions of Kwhs)       624         835        1,656       2,579
                                    -------------------       -----------------
Total Deliveries (Millions of Kwhs)  4,951       5,319       14,465      14,531
                                    -------------------       -----------------

Total Electric Customers (Thousands)                          1,252       1,233

Energy Trading
Operating Margins ($ Millions)
  North America                        135         115          551         260
  Europe/Asia                            1          34           72          96
Natural Gas (Physical, BCF/Day)       10.2         8.1         11.0         8.2
Electric (Physical, Billions
  of Kwhs)                            21.7        23.1         55.0        42.9
Oil & Liquid Products (Physical,
  Millions Bbls/Day)                   2.1         2.0          2.5         2.2

International (1)
  Revenues  ($ Millions)               339         301          857         775
  Natural Gas Sales (BCF)
    Argentina                           70          75          181         180
    Mexico                              13           5           32          13
    Chile                                1           1            2           2
  Natural Gas Customers (Thousands)
    Argentina                                                 1,331       1,299
    Mexico                                                       60          41
    Chile                                                        33          26
  Electric Sales (Millions of Kwhs)
    Chile                              446         374        1,259       1,146
    Peru                               919         868        2,772       2,660
  Electric Customers (Thousands)
    Chile                                                       467         391
    Peru                                                        701         665

Retail Services
  Revenues ($ Millions)
    Commercial and Industrial          136         117          392         236

(1) Represents 100 percent of these subsidiaries, although all are less than
100 percent owned by Sempra